EXHIBIT 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the use in this Post-Effective Amendment No. 7 to Registration Statement (No. 333-133652) on Form S-11 of our report dated March 25, 2008 relating to the consolidated financial statements and financial statement schedules of Grubb & Ellis Healthcare REIT, Inc. and subsidiary as of December 31, 2007 and 2006 and for the year ended December 31, 2007 and for the period from April 28, 2006 (Date of Inception) through December 31, 2006 appearing in the prospectus, which is part of this Registration Statement, and to the reference to us under the headings “Experts” in the prospectus.
/s/ DELOITTE & TOUCHE LLP
Los Angeles, California
April 23, 2008